CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT 10.25

PURCHASE AND SALE AGREEMENT

dated as of November 1, 2023

by and between

CARA ROYALTY SUB, LLC

and

HCRX INVESTMENTS HOLDCO, L.P.

and

HEALTHCARE ROYALTY PARTNERS IV, L.P.

i

Exhibits
Exhibit A-1:	Form of Closing Date Bill of Sale – Purchaser
Exhibit A-2:	Form of Closing Date Bill of Sale – Seller
Exhibit A-3:	Form of First Milestone Closing Date Bill of Sale – Purchaser
Exhibit A-4:	Form of First Milestone Closing Date Bill of Sale – Seller
Exhibit B:	Form of Contribution Agreement
Exhibit C:	Disclosure Schedule
Exhibit D:	Form of Equity Pledge Agreement
Exhibit E:	Form of License Agreement
Exhibit F:	Form of Payment Direction Letter
Exhibit G-1:	Maruishi License Agreement
Exhibit G-2:	Vifor License Agreement
Exhibit H:	Seller Account

Schedules
Schedule 1.1(a)	Definition of “Competitor”
Schedule 1.1(b)	Definition of “Knowledge”

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”), dated as of November 1, 2023, is by and between CARA ROYALTY SUB, LLC, a Delaware limited liability company (the “Seller”), HCRX INVESTMENTS HOLDCO, L.P., a Delaware limited partnership (“HCRX”) and HEALTHCARE ROYALTY PARTNERS IV, L.P. a Delaware limited partnership (“HCR IV”, and collectively with HCRX, the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Seller holds certain assets and rights relating to the Licensed Products; and

WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Royalties described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

“Account Bank” means Wells Fargo Bank, N.A., or such other bank or financial institution approved by each of the Purchaser and the Seller.

“Account Control Agreement” means any agreement entered into by the Account Bank, the Seller and the Purchaser in form and substance reasonably satisfactory to the Purchaser, pursuant to which, among other things, the Purchaser shall have control over the Lockbox Account within the meaning of Section 9-104 of the UCC.

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Change of Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Company or issuance, sale or exchange of Equity Interests (or similar transaction or series of related transactions but excluding any issuance of Equity Interests by the Company the net proceeds of which are received by the Company solely for bona fide general operating purposes) of the Company in which the beneficial owners (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of the Company’s outstanding Equity Interests immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, continue to beneficially own, directly or indirectly, Equity Interests representing more than 50.0% of the voting power of the surviving entity of such transaction or series of related transactions, in each case without regard to whether the Company is the surviving entity, (b) the sale of all or substantially all of the assets of the Company, (c) the Company no longer being the beneficial owner directly or indirectly of 100% of the outstanding Equity Interests of the Seller, (d) the Seller no longer directly owning the Transferred Assets, including 100% of the royalties and milestone payments under the Covered License Agreements, other than the portion payable to the Purchaser hereunder as Purchased Royalties or (e) any other transaction or series of transactions whereby the Company’s economic interests in the Seller are sold, assigned, transferred or conveyed in whole or in part.

“Change of Control Payment” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Bill of Sale - Purchaser” means that certain bill of sale, dated as of the Closing Date, executed by the Seller and the Purchaser, substantially in the form of Exhibit A-1.

“Closing Date Bill of Sale - Seller” means that certain bill of sale, dated as of the Closing Date, executed by the Company and the Seller pursuant to the Contribution Agreement with respect to the Transferred Assets, substantially in the form of Exhibit A-2.

“Closing Date Bills of Sale” means, collectively, the Closing Date Bill of Sale – Purchaser and the Closing Date Bill of Sale – Seller.

“Closing Payment” has the meaning set forth in Section 2.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Commercially Reasonable Efforts” or “Commercially Reasonable Actions” means, with respect to any Intellectual Property Rights in any country, efforts or actions that would be commercially reasonable for an owner and licensor of such Intellectual Property Rights in such country, which owner and licensor is entitled to the full economic benefit of such Intellectual Property Rights without regard to the transactions contemplated by this Purchase and Sale Agreement or any other business of, or assets owned by, such owner and licensor.

“Company” means Cara Therapeutics, Inc., a Delaware corporation.

“Competitor” has the meaning set forth on Schedule 1.1(a).

“Confidential Information” has the meaning set forth in Section 8.1.

“Contribution” means the sale, transfer, assignment, contribution and conveyance by the Company of the Transferred Assets to the Seller pursuant to the Contribution Agreement.

“Contribution Agreement” means the Contribution and Servicing Agreement, dated as of the Closing Date, between the Company and the Seller, in the form of Exhibit B attached hereto.

“Counterparty” means, as the context requires, Maruishi or Vifor. For the avoidance of doubt, Vifor shall only be deemed a Counterparty from and after, and subject to the occurrence of, the First Milestone Closing Date.

“Covered License Agreement Royalties” means (i) as of the Closing Date, the Maruishi Royalties and, from and after, and subject to the occurrence of, the First Milestone Closing Date, the Maruishi Royalties and the Vifor Royalties, collectively.

“Covered License Agreements” means (i) as of the Closing Date, the Maruishi License Agreement and (ii) from and after, and subject to the occurrence of, the First Milestone Closing Date, the Maruishi License Agreement and the Vifor License Agreement, collectively.

“Defaulting Party” has the meaning set forth in Section 5.5(d).

“Difelikefalin” means the kappa opioid receptor agonist compound known as difelikefalin or CR-845, which has the chemical structure set forth in Exhibit A of the Maruishi License Agreement and Exhibit 1.18 of the Vifor License Agreement, and any improvements and enhancements thereof made by or on behalf of the Company and its Affiliates.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disclosure Schedule” means, (i) initially, the Disclosure Schedule, dated as of the date hereof and attached hereto as Exhibit C and (ii) from and after the First Milestone Closing Date, Exhibit C hereto as supplemented in accordance with Section 5.12.

“Disputes” has the meaning set forth in Section 3.11(i).

“Dollar” or the sign “$” means United States dollars.

“Equity Interests” means, with respect to any Person, all of the (i) shares of capital stock of (or other ownership or profit interests in) such Person, (ii) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledge Agreement” means the Equity Pledge Agreement, substantially in the form of Exhibit D attached hereto.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.5.

“Excluded Maruishi Development Milestone Payments” means the development milestone payments included in Section 6.2(a) of the Maruishi License Agreement under the heading “Japan Development.”

“Existing Confidentiality Agreement” means that certain letter agreement, dated March 17, 2023, by and between the Company and HealthCare Royalty Management, LLC, an Affiliate of the Purchaser, as amended.

“Exploit” and “Exploitation” shall mean, with respect to a product such as a Licensed Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization of such product.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“First Milestone Closing Date” has the meaning set forth in Section 2.2(b).

“First Milestone Closing Date Bill of Sale - Purchaser” means that certain bill of sale, dated as of the Closing Date, executed by the Seller and the Purchaser, substantially in the form of Exhibit A-3.

“First Milestone Closing Date Bill of Sale - Seller” means that certain bill of sale, dated as of the Closing Date, executed by the Company and the Seller pursuant to the Contribution Agreement with respect to the Transferred Assets, substantially in the form of Exhibit A-4.

“First Milestone Closing Date Bills of Sale” means, collectively, the First Milestone Closing Date Bill of Sale – Purchaser and the First Milestone Closing Date Bill of Sale – Seller.

“First Milestone Closing Date Representations” means the representations of the Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.10, 3.13, 3.17(a), (b), (c), (d), (e), (f), (g), (j) and (k).

“First Milestone Event” means Reimbursement Approval has been obtained, prior to December 31, 2023, for the Vifor Licensed Products from the Gemeinsamer Bundesausschuss in Germany reflecting a list price of at least €29 per dose.

“First Milestone Payment” has the meaning set forth in Section 2.2(b).

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Hard Cap Amount” means the amount set forth in the chart below, which amount shall vary depending on the applicable period in the chart below:

Applicable Period	Hard Cap Amount
Closing through and including December 31, 2029	200% of the Investment Amount
On and following January 1, 2030	280% of the Investment Amount (the “Maximum Hard Cap Amount”)

“HCR IV” has the meaning set forth in the preamble.

“HCRX” has the meaning set forth in the preamble.

“Intellectual Property Rights” means all the Patents, trademarks, trademark applications and know-how, used in, relating to or necessary for the sale, manufacture, use, importation or marketing of the Licensed Products in the Territory that is owned or controlled by the Seller or the Company, and including, for the avoidance of doubt, (i) all intellectual property licensed to the applicable Counterparty under the Covered License Agreements to the extent used in, relating to or necessary for the sale, manufacture, use, importation or marketing of the Licensed Products in the Territory, and (ii) all Know-How.

“Investment Amount” means, as of any time, the sum of (a) $17,500,000, (b) the First Milestone Payment (if any), and (c) the Second Milestone Payment (if any), in each case to the extent actually received by the Seller.

“Knowledge” means [***].

“Know-How” means, collectively, the meaning given to the terms (i) “Licensed Know-How” in Section 1.28 of the Maruishi License Agreement and (ii) “Licensed Know-How” in Section 1.49 of the Vifor License Agreement, in each case of (i) and (ii) solely to the extent used in, relating to or necessary for the sale, manufacture, use, importation or marketing of the Licensed Products in the Territory.  For the avoidance of doubt, Know-How shall only include “Licensed Know-How” as defined in Section 1.49 of the Vifor License Agreement from and after, and subject to the occurrence of, the First Milestone Closing Date.

“License Agreement” means the Intercompany License Agreement, by and between the Company and the Seller, substantially in the form of Exhibit E attached hereto.

“Licensed Products” means any intravenous (I.V.) pharmaceutical drug product that contains Difelikefalin as its active ingredient.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or any sale with recourse, or any other restriction on transfer.

“Lockbox Account” means a segregated deposit account established and maintained at the Account Bank pursuant to an Account Control Agreement.

“Loss” means any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Maruishi” means Maruishi Pharmaceutical Co., Ltd.

“Maruishi License Agreement” means that certain License Agreement, dated as of April 4, 2013, by and between the Company and Maruishi, as amended from time to time (but subject to the terms of this Purchase and Sale Agreement with respect to the amendment thereof).

“Maruishi Licensed Products” has the meaning given to the term “Licensed Product” in Section 1.30 of the Maruishi License Agreement.

“Maruishi Reimbursement Terms” has the meaning set forth in Section 3.12(c).

“Maruishi Royalties” means all of the Seller’s (as assignee of the Company pursuant to the Contribution Agreement) right, title and interest in and to (a) all amounts due, payable or paid to the Seller under Section 6.2(b) of the Maruishi License Agreement; (b) all amounts due, payable or paid to the Seller under Section 6.3 of the Maruishi License Agreement, as such amount may be adjusted pursuant to Section 6.4 of the Maruishi License Agreement; (c) all amounts due, payable or paid to the Seller under Section 6.5 of the Maruishi License Agreement; (d) all amounts recovered by the Seller and not paid to Maruishi, or by Maruishi and paid to the Seller, in excess of litigation costs and representing damages for lost sales of Licensed Product in the Maruishi Territory or royalties on such lost sales, under Section 8.3 of the Maruishi License Agreement; (e) all amounts due, payable or paid to the Seller in respect of any provisions concerning underpayment of or in lieu of the amounts set forth in (a)-(d) above; (f) all interest that becomes payable in respect of the late payment of any of the amounts referred to in the foregoing clauses (a) through (e) pursuant to Section 6.8 of the Maruishi License Agreement; (g) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in this definition and (h) all proceeds (as defined under the UCC) of any of the foregoing; in each case with respect to clauses (a) through (h) above, to the extent attributed to the Licensed Products from and after October 1, 2023 and due, payable and paid to the Seller on or after the Closing Date.  For the avoidance of doubt, Maruishi Royalties shall (x) include all amounts due, payable or paid to the Seller or any of its Affiliates by one or more licensees or sublicensees under any New Arrangement to the extent attributed to the Licensed Product, (y) be computed without reduction for withholding of any Taxes by any licensee, sublicensee or the Seller, other than withholding in respect of any Purchaser Connection Taxes to the extent properly withheld and remitted to the applicable taxing authority and (z) shall not include Excluded Maruishi Development Milestone Payments or any amounts attributed to any non-intravenous formulation of Difelikefalin or any amounts due and payable prior to the Closing Date that is paid on or after the Closing Date.

For clarity, (a) the amount of sales milestone payment under Section 6.2(b) of the Maruishi License Agreement that is attributed to the Licensed Product shall equal to the amount of such milestone payment multiplied by a fraction A/B, where A is the total aggregate (from first commercial sale) Net Sales (as defined in the Maruishi License Agreement) of the Licensed Product in the Maruishi Territory when the Net Sales threshold set forth therein is reached, and B is the total aggregate (from first commercial sale) Net Sales of all Maruishi Licensed Products in the Maruishi Territory when the Net Sales threshold set forth therein is reached; and (b) the amount of royalty payment under Section 6.3 of the Maruishi License Agreement that is attributed to the Licensed Product shall equal to the Net Sales of the Licensed Product multiplied by the average royalty rate applicable to all Maruishi Licensed Products in the relevant reporting period.

“Maruishi Royalty Reports” means the royalty reports delivered to the Seller by Maruishi pursuant to Section 6.6 of the Maruishi License Agreement.

“Maruishi Territory” means “Territory” as defined in Section 1.53 of the Maruishi License Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents or the Covered License Agreements, (b) the ability of the Seller or the Company to perform its obligations under any of the Transaction Documents or the Covered License Agreements, (c) the rights or remedies of the Purchaser under any of the Transaction Documents or the Covered License Agreements, (d) the right of the Purchaser to receive the Purchased Royalties, the timing, amount or duration of the Purchased Royalties, or the right to receive royalty reports and other information (including audit information) on the terms set forth in the Covered License Agreements and this Purchase and Sale Agreement, or (e) the business of the Seller and its Subsidiaries, taken as a whole.

“New Arrangement” has the meaning set forth in Section 5.6(a).

“Party” shall mean the Seller or the Purchaser, as the context requires, and “Parties” shall mean, together, the Seller and the Purchaser.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere, claiming or covering the Licensed Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Purchase and Sale Agreement, in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company, the Seller or any Subsidiary of the Company or the Seller, and including, for the avoidance of doubt, the Patents listed on Section 3.11(a) of the Disclosure Schedule.

“Payment Direction Letter” means, with respect to each Counterparty, a payment direction letter substantially in the form of Exhibit F attached hereto.

“Payment Direction Letters” means, collectively, the Payment Direction Letters required to be delivered pursuant to this Purchase and Sale Agreement.

“Permitted Tax Withholding” means (a) in the case of the Maruishi License Agreement, any Tax withholding expressly permitted under Section 6.9 of the Maruishi License Agreement and (b) in the case of the Vifor License Agreement, any Tax withholding expressly permitted under Section 6.9(a) of the Vifor License Agreement.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Purchase and Sale Agreement” has the meaning set forth in the preamble.

“Purchased Royalties” means, on any date prior to the Royalty Termination Date, (i) with respect to HCRX, 50% of the Covered License Agreement Royalties and (ii) with respect to HCR IV, 50% of the Covered License Agreement Royalties.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” has the meaning set forth in Section 5.4(b).

“Purchaser Connection Tax” means any Tax to the extent that it would not be imposed but for (i) any connection of the Purchaser with the jurisdiction of the applicable taxing authority (other than a connection arising from this Purchase and Sale Agreement and/or any transactions contemplated hereby) or (ii) any failure of the Purchaser to provide any applicable documentation that is reasonably requested by the applicable withholding agent and that the Purchaser is legally eligible to provide.

“Purchaser Expenses” means all documented third-party expenses incurred by the Purchaser in connection with the transactions contemplated by this Purchase and Sale Agreement on or prior to the Closing; provided, however, that Purchaser Expenses shall not exceed $500,000.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Purchaser Indemnified Tax” means any withholding Tax (other than a Purchaser Connection Tax) withheld by any licensee, sublicensee, the Seller, or any other applicable withholding agent in respect of any payment made to the Purchaser pursuant to this Purchase and Sale Agreement.

“Qualified Buyer” means either (i) a publicly traded biopharmaceutical company with a market capitalization in excess of $250,000,000, calculated on a combined basis with the Company as of the close of business on the trading day immediately preceding the date of the public announcement of a Change of Control, or (ii) any other biopharmaceutical company with total assets of not less than $500,000,000, calculated on a combined basis with the Company as of the most recent respective dates for which the Company or the applicable Third Party (on a consolidated basis with its parent) in such Change of Control have unaudited balance sheets available.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approval” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Licensed Products may be marketed, sold and distributed by Maruishi or Vifor, as the case may be, in a jurisdiction, issued by the appropriate Regulatory Agency.

“Reimbursement Approval” means an approval, agreement, determination or other decision by the applicable Governmental Authority and/or Regulatory Agency that establishes prices charged to end-users for biopharmaceutical products that a Licensed Product will be reimbursed by the Governmental Authorities and/or Regulatory Agency in the applicable jurisdiction.

“Royalty Reduction” has the meaning set forth in Section 3.13(f).

“Royalty Reports” means the Maruishi Royalty Reports and the Vifor Royalty Reports.  For the avoidance of doubt, Royalty Reports shall only include the Vifor Royalty Reports from and after, and subject to the occurrence of, the First Milestone Closing Date.

“Royalty Termination Date” means the earlier of (a) the date on which the Total Net Amount equals the Hard Cap Amount or (b) the date of the last royalty or milestone payment under the Covered License Agreements.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Milestone Closing Date” has the meaning set forth in Section 2.2(c).

“Second Milestone Event” has the meaning set forth in Section 2.2(c).

“Second Milestone Payment” has the meaning set forth in Section 2.2(c).

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 5.4(d).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off or off-set.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Equity Interests of such other Person (irrespective of whether at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including, in each case, (a) any interest, penalty or addition thereto and (b) whether disputed or not.

“Territory” means, collectively, Maruishi Territory and Vifor Territory. For the avoidance of doubt, Territory shall only include the Vifor Territory from and after, and subject to the occurrence of, the First Milestone Closing Date.

“Third Party” means any Person that is not a Party.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“Total Net Amount” means, as of any time, the aggregate payments remitted to or otherwise received by the Purchaser on or prior to such time pursuant to the Transaction Documents which shall be computed, for the avoidance of doubt, by (a) including any additional amounts payable to the Purchaser pursuant to Section 5.8(a) in respect of any Purchaser Indemnified Taxes and (b) excluding any amounts withheld in respect of any Purchaser Indemnified Taxes (including in respect of any additional amounts payable pursuant to Section 5.8(a) to the extent such amounts are properly withheld and remitted to the applicable taxing authority).

“Transaction Documents” means this Purchase and Sale Agreement, the Account Control Agreement, the Closing Date Bills of Sale, the First Milestone Closing Date Bills of Sale, the Contribution Agreement, the Equity Pledge Agreement, the License Agreement, and the Payment Direction Letters.

“Transferred Assets” has the meaning set forth in the Contribution Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Vifor” means Vifor Fresenius Medical Care Renal Pharma Ltd., a corporation organized and existing under the laws of Switzerland.

“Vifor License Agreement” means that certain License Agreement, dated as of May 17, 2018, by and between the Company and Vifor, as amended from time to time (but subject to the terms of this Purchase and Sale Agreement with respect to the amendment thereof).

“Vifor Licensed Products” has the meaning given to the term “Licensed Product” in Section 1.51 of the Vifor License Agreement.

“Vifor Royalties” means all of the Seller’s (as assignee of the Company pursuant to the Contribution Agreement) right, title and interest in and to (a) all amounts due, payable or paid to the Seller under Sections 6.3 and 6.4 of the Vifor License Agreement; (b) all amounts recovered by the Seller and not paid to Vifor, or by Vifor and paid to the Seller, in excess of litigation costs and representing damages for lost sales of Licensed Product in the Vifor Territory or royalties on such lost sales, under Section 7.7 or Section 7.8 of the Vifor License Agreement; (c) all interest that becomes payable in respect of the late payment of any of the amounts referred to in the foregoing clauses (a) through (b) pursuant to Section 6.12 of the Vifor License Agreement; (d) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in this definition and (e) all proceeds (as defined under the UCC) of any of the foregoing; in each case with respect to clauses (a) through (e) above, to the extent attributed to the Licensed Product from and after October 1, 2023 and due, payable and paid to the Seller on or after Closing Date. For the avoidance of doubt, Vifor Royalties shall (x) include all amounts due, payable or paid to the Seller or any of its Affiliates by one or more licensees or sublicensees under any New Arrangement and to the extent attributed to the Licensed Product, (y) be computed without reduction for withholding of any Taxes by any licensee, sublicensee or the Seller, other than withholding in respect of any Purchaser Connection Taxes to the extent properly withheld and remitted to the applicable taxing authority and (z) shall not include any amounts attributed to any non-intravenous formulation of Difelikefalin or any amounts due and payable prior to the Closing Date that is paid on or after the Closing Date.

“Vifor Royalty Reports” means all royalty reports delivered to the Seller by Vifor pursuant to Section 6.7 of the Vifor License Agreement.

“Vifor Territory” means “Licensed Territory” as defined in Section 1.52 of the Vifor License Agreement.

Section 1.2Rules of Construction.

(a)Unless the context otherwise requires, in this Purchase and Sale Agreement:

(i)a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii)unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(iii)words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iv)the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(v)unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;

(vi)any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Document) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vii)references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(viii)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(ix)the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified;

(x)the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(xi)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(xii)where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly

(b)The provisions of this Purchase and Sale Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted.  Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Purchase and Sale Agreement and the other Transaction Documents.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ROYALTIES

Section 2.1Purchase and Sale.

(a)Subject to the terms and conditions of this Purchase and Sale Agreement, (i) on the Closing Date, the Seller hereby sells, contributes, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s rights, title and interest in and to the Maruishi Royalties, free and clear of any and all Liens, other than those Liens created under the Transaction Documents and (ii) on the First Milestone Closing Date, the Seller shall sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s rights, title and interest in and to the Vifor Royalties, free and clear of any and all Liens, other than those Liens created under the Transaction Documents.  For the avoidance of doubt, in the event that the First Milestone Event is not achieved by December 31, 2023, the Vifor Royalties shall not be sold or otherwise assigned to the Purchaser without the mutual agreement of the Purchaser and the Seller.

(b)The Seller and the Purchaser intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Royalties under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Royalties (including for U.S. federal income tax purposes) and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Royalties.  Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose (including U.S. federal income tax purposes) characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement.  The Seller waives any right to contest or otherwise assert that this

Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Royalties under Applicable Law, which waiver shall be enforceable against the Seller or the Company, as applicable, in any Bankruptcy Event in respect of the Seller, or the Company, as applicable.  The sale, contribution, assignment, transfer, conveyance and granting of the Purchased Royalties shall be reflected on the Company’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller’s consolidated financial statements).

(c)The Seller hereby authorizes the Purchaser and its agents and representatives to execute, record and file, and consents to the Purchaser and its agents and representatives executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, contribution, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Royalties and to perfect the security interest in the Purchased Royalties granted by the Seller to the Purchaser pursuant to Section 2.1(d)-(e).

(d)Notwithstanding that the Seller and the Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Maruishi Royalties to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, as security for its obligations created hereunder in the event that the transfer of the Maruishi Royalties contemplated by this Purchase and Sale Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Maruishi Royalties and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.

(e)Notwithstanding that the Seller and the Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Vifor Royalties to be a true, complete, absolute and irrevocable sale and assignment, the Seller shall, on the First Milestone Closing Date, assign, convey, grant and pledge to the Purchaser, as security for its obligations created hereunder in the event that the transfer of the Vifor Royalties contemplated by this Purchase and Sale Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Vifor Royalties and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.

(f)Upon the occurrence of the Royalty Termination Date, the Purchaser authorizes the Seller (or its designee) to execute, record and file, and consents to the Seller (or its designee) executing, recording and filing, at the Seller’s sole cost and expense, financing termination statements in the appropriate filing offices under the UCC for all UCC financing statements (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or effectuate the release and discharge of all such security interests and liens created pursuant to the Transaction Documents.

Section 2.2Payment of the Investment Amount. In full consideration for the sale, transfer, conveyance and granting of the Purchased Royalties, and subject to the terms and conditions set forth herein, the Purchaser shall make the following payments:

(a)Closing Payments: (i) At the Closing, an amount equal to EIGHT MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($8,750,000) minus the Purchaser Expenses, in immediately available funds by wire transfer to the Seller Account which may be transferred by the Seller to the Company (the “Initial Closing Payment”) and (ii) on or prior to November 10, 2023, an additional EIGHT MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($8,750,000), in immediately available funds by wire transfer to the Seller Account which may be transferred by the Seller to the Company (together with the Initial Closing Payment, the “Closing Payment”).

(b)First Milestone Payment: Within fifteen (15) Business Days after receipt by the Purchaser of a written notice from the Seller of the First Milestone Event, subject to the satisfaction of the conditions set forth in Section 6.5(a), an amount equal to TWENTY MILLION DOLLARS ($20,000,000) (the “First Milestone Payment”), in immediately available funds by wire transfer to the Seller Account which may be transferred by the Seller to the Company (the date of such payment, the “First Milestone Closing Date”).  For the avoidance of doubt, if the First Milestone Event is not achieved by December 31, 2023, the Purchaser shall have no obligation to make the First Milestone Payment.

(c)Second Milestone Payment: If sales of Maruishi Licensed Products in calendar year 2024 result in Maruishi Royalties of at least $[***] (the “Second Milestone Event”), an amount equal to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (the “Second Milestone Payment”) shall be funded by the Purchaser, at the Purchaser’s option, either (x) by wire transfer of immediately available funds to the Seller Account on the first Business Day of the calendar quarter following the calendar quarter in which the Second Milestone Event is achieved or (y) by the Purchaser delivering a written instruction to the Account Bank within ten Business Days of the occurrence of the Second Milestone Event directing that all payments received in the Lockbox Account be released to Seller until such time as the amount of such payments equals the amount of the Second Milestone Payment (the first to occur of the wire transfer pursuant to clause (x) or the delivery of the written instruction pursuant to clause (y), the “Second Milestone Closing Date”).

Section 2.3Change of Control.  Upon the occurrence of a Change of Control, the Seller shall promptly pay to the Purchaser an amount equal to (i) the Maximum Hard Cap Amount less (ii) the Total Net Amount as of the effective date of such Change of Control (the “Change of Control Payment”).  Notwithstanding anything to the contrary set forth in this Section 2.3, if the applicable acquiror (on a consolidated basis with its parent entity, if any) in such Change of Control is a Qualified Buyer, the Seller shall not be obligated to pay the Change of Control Payment to the Purchaser upon the occurrence of such Change of Control, provided, however, that in the case of Change of Control constituting a sale of all or substantially all of the assets of the Company or the Seller, the applicable acquiror shall execute and deliver to the Purchaser documentation, in form and substance reasonably satisfactory to the Purchaser, evidencing that such applicable acquiror has assumed the obligations of the Company or the Seller, as applicable, under the Transaction Documents.

Section 2.4Prepayment.  At any time, the Seller shall have the right, but not the obligation, to pay to the Purchaser the Maximum Hard Cap Amount less the Total Net Amount as of such date, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, and upon such payment, no further payments of the Purchased Royalties are due to the Purchaser hereunder and the Royalty Termination Date shall be deemed to have occurred.

Section 2.5No Assumed Obligations.  Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Royalties and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Seller under the Covered License Agreements.  All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.6Excluded Assets.  The Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents,

purchase, acquire or accept any assets or contract rights of the Seller under any of the Covered License Agreements, other than the Purchased Royalties, or any other assets of the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule, the Seller hereby makes each of the following representations and warranties to the Purchaser, (i) as of the date hereof, and in each case after giving effect to the Contribution (except as otherwise set forth below) and (ii) as of the First Milestone Closing Date after giving effect to the Contribution to occur on the First Milestone Closing Date:

Section 3.1Organization.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the Covered License Agreements.  The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

Section 3.2No Conflicts.

(a)The execution and delivery by the Seller of any of the Transaction Documents, the performance by the Seller of its obligations hereunder or thereunder or the consummation by the Seller of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, except as would not have a Material Adverse Effect, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (other than any Covered License Agreement) or (B) any Covered License Agreement, or (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Intellectual Property Rights in the Territory, the Licensed Products in the Territory, the Covered License Agreements or the Purchased Royalties.

(b)The Seller has not granted, nor does there exist, any Lien on or relating to the Covered License Agreements, the Intellectual Property Rights in the Territory, or the Licensed Products in the Territory.  Except for Liens created under the Transaction Documents, neither the Seller nor the Company has granted, nor does there exist, any Lien on or relating to the Purchased Royalties.  Except for the license granted by the Seller to each Counterparty under the Covered License Agreements (and the sublicenses granted thereunder and set forth on Section 3.13(k) of the Disclosure Schedule), there are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted by the Seller to any Third Party with respect to the Exploitation of the Licensed Products in the Territory.

Section 3.3Authorization.  The Seller has all necessary limited liability company power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Seller.  Each of the Transaction Documents has been duly executed and delivered by an authorized officer of the Seller.  Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4Ownership.  The Seller and the Company are collectively the exclusive owner, or exclusive licensee, of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalties and the Intellectual Property Rights (with respect to the Exploitation of the Licensed Product in the Territory).  The Company has duly and legally filed or applied for registration for its ownership interest in the Patents included in the Intellectual Property Rights in the Territory, including the Patents listed on Section 3.4 of the Disclosure Schedule, in the appropriate agencies and in the jurisdictions listed on Section 3.4 of the Disclosure Schedule.  The Purchased Royalties sold, contributed, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date or the First Milestone Closing Date, as applicable, have not been pledged, sold, contributed, assigned, transferred, conveyed or granted by the Seller to any other Person.  The Seller has full right to sell, contribute, assign, transfer, convey and grant the Purchased Royalties to the Purchaser.  Upon the sale, contribution, assignment, transfer, conveyance and granting by the Seller of the Purchased Royalties to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Royalties free and clear of all Liens, other than those Liens created under the Transaction Documents, and shall be the exclusive owner of the Purchased Royalties.  The Purchaser shall have the same rights as the Seller would have with respect to the Purchased Royalties (if the Seller were still the owner of such Purchased Royalties) against any other Person.

Section 3.5Governmental and Third-Party Authorizations.  The execution and delivery by the Seller of the Transaction Documents, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of a Current Report on Form 8-K with the SEC, (ii) the filing of UCC financing statements, and (iii) the delivery of the Payment Direction Letters to Maruishi and Vifor.

Section 3.6No Litigation.

(a)There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena or other proceeding (whether civil, criminal, administrative, regulatory or informal) (i) pending or, to the Knowledge of the Seller, threatened by or against the Seller, the Company or any of their Subsidiaries or (ii) to the Knowledge of the Seller, pending or threatened by or against Maruishi or Vifor, their Affiliates, or any of their sublicensees, in each case, in respect of the Covered License Agreements, the Intellectual Property Rights, the Licensed Products or the Purchased Royalties, at law or in equity, that (i) would reasonably be expected to result in a liability to the Seller in excess of $1,000,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party.

(b)There is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority (i) pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries or (ii) to the Knowledge of the Seller, pending or threatened by or against Maruishi or Vifor, in each case in respect of the Covered License Agreements, the Intellectual Property Rights, the Licensed Products or the Purchased Royalties that (i) would reasonably be expected to result in a liability to the Seller in excess of $1,000,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party.

(c)To the Knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, investigation, proceeding, inquiry or investigation referred to in Section 3.6(a) or 3.6(b).

Section 3.7Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (c) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) the Seller will not have unreasonably small capital with which to engage in its business, as now conducted and as proposed to be conducted following the Closing Date, (e) the Seller does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Seller will not have become subject to any Bankruptcy Event and (g) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.7, the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

Section 3.8Tax Matters.

(a)No deduction or withholding for or on account of any Tax has been made from any payment to the Seller or any of its Affiliates under any Covered License Agreement.  No applicable withholding agent under any Covered License Agreement or any taxing authority has ever notified the Seller that any such withholding was required or would have been required absent the Seller’s qualification for benefits under an applicable income Tax treaty.

(b)There are no existing Liens for Taxes on the Purchased Royalties (or any portion thereof).

(c)As of the Closing Date, the Seller will be treated as an entity that is disregarded from the Company, a Delaware corporation, for U.S. federal income tax purposes.

Section 3.9No Brokers’ Fees.  The Seller has not taken any action that would entitle any person or entity other than Armentum Partners, whose fees will be paid by the Company, to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.

Section 3.10Compliance with Laws.  None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with, any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority.

Section 3.11Intellectual Property Matters.

(a)Section 3.11(a) of the Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications.  For each Patent listed on Section 3.11(a) of the Disclosure Schedule the Seller has indicated (i) the countries in which such Patent is pending, allowed, granted or issued, (ii) including a notation of any term extensions, the patent number and/or patent application serial number, (iii) the scheduled expiration date of each such issued Patent, (iv) the expected scheduled expiration date of each Patent issuing from such pending Patent application once issued and (v) the registered owner thereof.

(b)The Company is the sole and exclusive owner of each of the Patents listed on Section 3.11(a) of the Disclosure Schedule and each of the inventions claimed in such Patents.

(c)To the Knowledge of the Seller, in each Patent listed on Section 3.11(a) of the Disclosure Schedule, there is at least one valid claim (treating pending claim as if issued) that would be infringed by the Exploitation of the Maruishi Licensed Products or Vifor Licensed Products, as applicable.

(d)There are no unpaid maintenance or renewal fees payable by the Seller to any Third Party that currently are overdue for any of the Patents.  No Patents listed on Section 3.11(a) of the Disclosure Schedule have lapsed or been abandoned, cancelled or expired.

(e)To the Knowledge of the Seller, each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a contract assigning his, her or its entire right, title and interest in and to such Patents and the inventions embodied, described and or claimed therein, to the owner thereof, and each such contract has been duly recorded in each Patent Office wherein it would be necessary or advisable, as determined by the Seller in its commercially reasonable judgement, to document such assignment.

(f)To the Knowledge of the Seller, each individual associated with the filing and prosecution of the Patents, including the named inventors of the Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.

(g)Subsequent to the issuance of each Patent, neither the Seller nor, to the Knowledge of the Seller, any Counterparty, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Patent.

(h)There is no pending or, to the Knowledge of the Seller, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights or that would give rise to any Royalty Reduction against the payments due to the Seller under the Covered License Agreements.  To the Knowledge of the Seller, there are no pending or threatened Disputes by any Counterparty, or their Affiliates or sublicensees, challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights or that would give rise to any Royalty Reduction against the payments due to the Seller under the Covered License Agreements.  There are no Disputes by or with any Third Party against the Seller or, to the Knowledge of the Seller, any Counterparty or any of its sublicensees involving any of the Licensed Products.  The Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.  There are no proceedings, other than proceedings in the ordinary course of patent prosecution with respect to the Patents listed on Section 3.11(a) of the Disclosure Schedule.

(i)There is no pending action, suit, proceeding, investigation or claim and, to the Knowledge of the Seller, there is no threatened action, suit, proceeding, investigation or claim, and, to the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Licensed Product does or could infringe on any patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.

(j)To the Knowledge of the Seller, there are no patents issued, and no pending patent applications with claims reasonably likely to issue, owned by any Third Party, that Maruishi or Vifor, as applicable, do not have a right to use (i) that would be infringed by Maruishi’s or Vifor’s Exploitation of a Licensed Product in the Territory, as applicable, but for Maruishi’s and Vifor’s rights in such patents and patent applications, or (ii) that would give rise to any Royalty Reduction against the payments due to the Seller under the Covered License Agreements.

(k)KORSUVATM and KAPRUVIATM are each Licensed Products.

(l)To the Knowledge of the Seller, there is no Person infringing any of the Intellectual Property Rights, and neither the Seller nor the Company has received any notice under any of the Covered License Agreements or put any Person on notice, of actual or alleged infringement of any of the Intellectual Property Rights.

(m)Each of the Seller and the Company and, to the Knowledge of the Seller, each of Maruishi and Vifor has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of the applicable Know-How.

(n)The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller or the Company or any of their Affiliates that is, to the Seller’s Knowledge, necessary or useful for the manufacture, use or sale of the Licensed Products in the Territory.

(o)No legal opinion concerning or with respect to any Third Party intellectual property rights relating to the Licensed Products, including any freedom-to-operate, product clearance, patentability, validity or right-to-use opinion, has been delivered to the Seller.

(p)To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any Patent who is not a named inventor thereof and the list of inventors named in each issued and unexpired Patent listed on Section 3.11(a) of the Disclosure Schedule is current and complete.

Section 3.12Regulatory Approval and Marketing.

(a)To the Knowledge of the Seller, each Counterparty is in compliance with its material obligations to seek, obtain and maintain Regulatory Approval for the Licensed Products in the Territory to the extent required by the applicable Covered License Agreement.

(b)To the Knowledge of the Seller, each of the Licensed Products has received Regulatory Approval for marketing and distribution for the indications and in the countries listed on Section 3.12(b) of the Disclosure Schedule.

(c)Section 3.12(c) of the Disclosure Schedule sets forth the terms of the Reimbursement Approval for the Maruishi Licensed Product in Japan (the “Maruishi Reimbursement Terms”). The Seller has not received any notice or communication from Maruishi or any Regulatory Agency in Japan of any change to the Maruishi Reimbursement Terms, and to the knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as the basis for any change to the Maruishi Reimbursement Terms.

Section 3.13Counterparty Agreements.

(a)Except as set forth on the Disclosure Schedule, other than the Transaction Documents and the Covered License Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller or the Company or any of their Subsidiaries is a party or by which any of their respective assets or properties is bound or committed that affects or otherwise relates to the Purchased Royalties, the Covered License Agreements or the Intellectual Property Rights with respect to the Exploitation of the Licensed Products in the Territory and that are material to the interest of the Purchaser.

(b)Attached as Exhibits G-1 and G-2 are true, correct and complete copies of the Covered License Agreements.  The Seller has provided to the Purchaser true, correct and complete copies of (i) all Maruishi Royalty Reports and Vifor Royalty Reports and (ii) all material notices and correspondence delivered to the Seller by the Counterparties or by the Seller to the Counterparties pursuant to, or relating to, the Covered License Agreements.

(c)Each of the Covered License Agreements is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, each Counterparty, enforceable against the Seller and, to the Knowledge of the Seller, each Counterparty in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy.  The Seller is not in breach or violation of or in default under any of the Covered License Agreements.  There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the Covered License Agreements by the Seller or, to the Knowledge of the Seller, any Counterparty.

(d)The Seller has not waived any rights or defaults under the Covered License Agreements or released any Counterparty, in whole or in part, from any of its obligations under any of the Covered License Agreements.  There are no oral waivers or modifications (or pending requests therefor) in respect of any of the Covered License Agreements.  Neither the Seller nor any Counterparty has agreed to amend or waive any provision of the Covered License Agreements, and the Seller has not received or submitted any proposal to do so.

(e)No event has occurred that would give the Seller or, to the Knowledge of the Seller, any Counterparty, the right to terminate any of the Covered License Agreements or cease paying Purchased Royalties under any of the Covered License Agreements.  The Seller has not received any notice of an intention by any Counterparty to terminate or breach any of the Covered License Agreements, in whole or in part, or challenging the validity or enforceability of any of the Covered License Agreements or the obligation to pay the Purchased Royalties under any of the Covered License Agreements, or alleging that the Seller or any Counterparty is currently in default of its obligations under any of the Covered License Agreements.  To the Knowledge of the Seller, there is and has been no default, violation or breach of any Counterparty under any of the Covered License Agreements.  The Seller has no intention of terminating any of the Covered License Agreements and has not given any Counterparty any notice of termination of any of the Covered License Agreements, in whole or in part.

(f)Except as provided in the Covered License Agreements, the Seller is not a party to any agreement providing for any sharing of, or providing for or permitting any right of counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”) or permitting any Set-off against, the Purchased Royalties.

(g)The Seller has not consented to an assignment by any Counterparty of any of such Counterparty’s rights or obligations under any Covered License Agreement, and the Seller does not have Knowledge of any such assignment by any Counterparty.  Except as contemplated by Section 2.1(a) and Section 2.1(d), neither the Seller nor the Company has assigned, in whole or in part, nor has granted, incurred or suffered to exist any Lien on, the Covered License Agreements or any of the Seller’s or the Company’s rights, title or interest in or to the Intellectual Property Rights or the Licensed Products in the Territory.

(h)Neither the Seller nor the Company nor any Counterparty has made any claim of indemnification under any of the Covered License Agreements.

(i)The Seller has not exercised its rights to conduct an audit under any of the Covered License Agreements.

(j)To the Knowledge of the Seller, it has received all amounts owed to it under the Covered License Agreements.

(k)To the Knowledge of the Seller, except as set forth in Section 3.13(k) of the Disclosure Schedule, no Counterparty to any Covered License Agreement has granted (and the Seller has not received any written notice that any such Counterparty has granted) a sublicense to any other Person.

Section 3.14UCC Matters.  The Seller’s exact legal name is, and since formation has been, “Cara Royalty Sub, LLC”.  The Seller’s principal place of business is, and since formation has been, located in the State of Connecticut.  The Seller’s jurisdiction of formation is, and since formation has been, the State of Delaware.

Section 3.15Set-off and Other Sources of Royalty Reduction.  No Counterparty has exercised, and, to the Knowledge of the Seller, no Counterparty has had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit any Counterparty to exercise, any Royalty Reduction or Set-off against the Purchased Royalties or any other amounts payable to the Seller under any of the Covered License Agreements.  To the Knowledge of the Seller, there are no Third Party patents that would provide a basis for a Royalty Reduction.  There are no compulsory licenses granted or, to the Knowledge of the Seller, threatened to be granted with respect to the Intellectual Property Rights with respect to the Exploitation of the Licensed Products in the Territory.

Section 3.16Margin Stock.  The Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 3.17Representations and Warranties as to the Company.  Except as set forth on the Disclosure Schedule, the Seller hereby makes each of the following representations and warranties as to the Company to the Purchaser, as of the date hereof, and in each case after giving effect to the Contribution (except as otherwise set forth below), as follows:

(a)Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the Covered License Agreements.  The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b)No Conflicts.

(i)The execution and delivery by the Company of any of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Company or any of its Subsidiaries, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed (other than an Covered License Agreement) or (B) any Covered License Agreement, or (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, the Licensed Products, the Covered License Agreements or the Purchased Royalties.

(ii)The Company has not granted, nor does there exist, any Lien on or relating to the Covered License Agreements, the Intellectual Property Rights or the Licensed Products in the Territory (except for Liens created under the Transaction Documents).  Except for Liens created under the Transaction Documents, the Company has not granted, nor does there exist, any Lien on or relating to the Purchased Royalties.  Except for the license granted by the Company to each Counterparty under the Covered License Agreements prior to the Contribution and the license granted by the Company to the Seller pursuant to the License Agreement and the sublicense granted thereunder and set forth on Section 3.13(k) of the Disclosure Schedule, there are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted by the Company to any Third Party with respect to the Exploitation of the Licensed Products in the Territory.

(c)Authorization.  The Company has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of each of the Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company.  Each of the Transaction Documents to which it is a party has been duly executed and delivered by an authorized officer of the Company.  Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(d)Ownership.  Prior to the Contribution, the Company was the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalties and the Intellectual Property Rights (with respect the Exploitation of the Licensed Product in the Territory).  Prior to the Contribution, the Company duly and legally filed or applied for registration for its ownership interest in the Patents included in the Intellectual Property Rights in the Territory, including the Patents listed on Section 3.17(d) of the Disclosure Schedule, in the appropriate agencies and in the jurisdictions listed on Section 3.17(d) of the Disclosure Schedule.  The Purchased Royalties sold, contributed, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date of the First Milestone Closing Date, as applicable, have not been pledged, sold, contributed, assigned, transferred, conveyed or granted by the Company to any other Person prior to the Contribution.

(e)Governmental and Third Party Authorizations.  The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of a Current Report on Form 8-K with the SEC, (ii) the filing of UCC financing statements, and (iii) the delivery of the Payment Direction Letters to Maruishi and Vifor.

(f)No Litigation.

(i)There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena or other proceeding (whether civil, criminal, administrative, regulatory or informal) (i) pending or, to the Knowledge of the Seller, threatened by or against the Company or any of its Subsidiaries or (ii) pending against the Company or, to the Knowledge of the Seller, pending or threatened by or against Maruishi or Vifor, their Affiliates, or any of their sublicensees, at law or in equity, that (i) would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $1,000,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

(ii)There is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority (i) pending or, to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries or (ii) pending against the Company or, to the Knowledge of the Seller, pending or threatened by or against Maruishi or Vifor, in each case in respect of the Covered License Agreements, the Intellectual Property Rights, the Licensed Products or the Purchased Royalties, that (i) would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $1,000,000 or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

(iii)To the Knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, investigation, proceeding, inquiry or investigation referred to in Section 3.17(f)(i) or 3.17(f)(ii).

(g)Solvency.  Immediately after giving effect to the Contribution and the application of the proceeds therefrom, (a) the fair value of the Company’s assets will be greater than the sum of its debts,

liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the Company’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (c) the Company will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) the Company will not have unreasonably small capital with which to engage in its business, as now conducted and as proposed to be conducted following the Closing Date, (e) the Company does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Bankruptcy Event and (g) the Company will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.17(g), the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

(h)Tax Matters.

(i)No deduction or withholding for or on account of any Tax has been made from any payment to the Company under any Covered License Agreement prior to the Contribution.  No payor under any Covered License Agreement or any taxing authority has ever notified the Company that any such withholding was required or would have been required absent the Company’s qualification for benefits under an applicable income Tax treaty.

(ii)There are no existing Liens for Taxes on the Purchased Royalties (or any portion thereof).

(i)No Brokers’ Fees.  The Company has not taken any action that would entitle any person or entity other than Armentum Partners, whose fees will be paid by the Company, to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.

(j)Compliance with Laws.  None of the Company or any of its Subsidiaries (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with, any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority.

(k)Counterparty Agreements.

(i)Except as set forth on the Disclosure Schedule, other than the Transaction Documents and the Covered License Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which, prior to the Contribution, the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed that affects or otherwise relates to the Purchased Royalties, the Covered License Agreements or the Intellectual Property Rights with respect to the Exploitation of the Licensed Product in the Territory.

(ii)Each of the Covered License Agreements is in full force and effect and, prior to the Contribution, was the legal, valid and binding obligation of the Company and, to the Knowledge of the Seller, each Counterparty, enforceable against the Company and, to the Knowledge of the Seller, each Counterparty in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy.  Prior to the Contribution, the Company was not in breach or violation of or in default under any of the Covered License Agreements.  There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the Covered License Agreements by the Company or, to the Knowledge of the Seller, any Counterparty.

(iii)Prior to the Contribution, the Company had not waived any rights or defaults under the Covered License Agreements or released any Counterparty, in whole or in part, from any of its obligations under any of the Covered License Agreements.  There are no oral waivers or modifications (or pending requests therefor) in respect of any of the Covered License Agreements.  Neither the Company nor any Counterparty has agreed to amend or waive any provision of the Covered License Agreements, and the Company has not received or submitted any proposal to do so.

(iv)No event has occurred that, prior to the Contribution, would give the Company or, to the Knowledge of the Seller, any Counterparty the right to terminate any of the Covered License Agreements or cease paying Purchased Royalties under any of the Covered License Agreements.  The Company has not received any notice of an intention by any Counterparty to terminate or breach any of the Covered License Agreements, in whole or in part, or challenging the validity or enforceability of any of the Covered License Agreements or the obligation to pay the Purchased Royalties under any of the Covered License Agreements, or alleging that the Company or any Counterparty is currently in default of its obligations under any of the Covered License Agreements.  To the Knowledge of the Seller, there is and has been no default, violation or breach of any Counterparty under any of the Covered License Agreements.  The Company has no intention of terminating any of the Covered License Agreements and has not given any Counterparty any notice of termination of any of the Covered License Agreements, in whole or in part.

(v)Except as provided in the Covered License Agreements, the Company is not a party to any agreement providing for any Royalty Reduction or permitting any Set-off against, the Purchased Royalties.

(vi)The Company has not consented to an assignment by any Counterparty of any of such Counterparty’s rights or obligations under any Covered License Agreement, and the Seller does not have Knowledge of any such assignment by any Counterparty.  Except as contemplated in the Contribution Agreement, the License Agreement and the Equity Pledge Agreement, the Company has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Lien on, the Covered License Agreements or any of the Company’s rights, title or interest in or to the Intellectual Property Rights or the Licensed Products in the Territory.

(vii)Neither the Company nor any Counterparty has made any claim of indemnification under any of the Covered License Agreements.

(viii)The Company has not exercised its rights to conduct an audit under any of the Covered License Agreements.

(ix)To the Knowledge of the Seller, the Company has received all amounts owed to it under the Covered License Agreements.

(x)To the Knowledge of the Seller, except as set forth on Section 3.17(k)(xi) of the Disclosure Schedule, no Counterparty to any Covered License Agreement has granted (and the

Seller has not received any written notice that any such Counterparty has granted) a sublicense to any other Person.

(xi)The Company has not consented to any assignment by any Counterparty of, and, to the Knowledge of the Seller, no Counterparty has assigned, the applicable Covered License Agreement or any part thereof.  Except as contemplated by the Transaction Documents, the Company has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the applicable Covered License Agreement or the Purchased Royalties.

(l)UCC Matters.  The Company’s exact legal name is, and for the preceding 10 years has been, “Cara Therapeutics, Inc.”  The Company’s principal place of business is, and for the preceding 10 years has been, located in the State of Connecticut.  The Company’s jurisdiction of organization is, and for the preceding 10 years has been, the State of Delaware.  For the preceding 5 years, the Company has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case where it was the surviving or resulting Person.

(m)Set-off and Other Sources of Royalty Reduction.  No Counterparty has exercised, and, to the Knowledge of the Seller, no Counterparty has had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit any Counterparty to exercise, any Royalty Reduction or Set-off against the Purchased Royalties or any other amounts payable to the Company under any of the Covered License Agreements.  To the Knowledge of the Seller, there are no Third Party patents that would provide a basis for a Royalty Reduction.  There are no compulsory licenses granted or, to the Knowledge of the Seller, threatened to be granted with respect to the Intellectual Property Rights with respect to the Exploitation of the Licensed Product in the Territory.

(n)Margin Stock.  The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof, as follows:

Section 4.1Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2No Conflicts.  The execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation by the Purchaser of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Purchaser, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound or (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed.

Section 4.3Authorization.  The Purchaser has all necessary limited partnership power and authority to execute and deliver the Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which the Purchaser is a party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser.  Each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser.  Each of the Transaction Documents to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.

Section 4.4Governmental and Third Party Authorizations.  The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for the filing of UCC financing statements, and the delivery of the Payment Direction Letters to Maruishi and Vifor.

Section 4.5No Litigation.  There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in any case challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 4.6Access to Information.  The Purchaser acknowledges that it has (a) reviewed such documents and information relating to the Intellectual Property Rights and the Licensed Products and (b) had the opportunity to ask questions of, and to receive answers from, representatives of the Seller concerning the Intellectual Property Rights and the Licensed Products, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Royalties in accordance with the terms of this Purchase and Sale Agreement.  The Purchaser has knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Royalties in accordance with the terms of this Purchase and Sale Agreement.

Section 4.7Funds Available.  As of the date hereof, the Purchaser has sufficient funds on hand to satisfy its obligations to pay the Closing Payment due and payable within the time period specified in Section 2.2(a).  The Purchaser acknowledges and agrees that its obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.

ARTICLE V

COVENANTS

The Parties covenant and agree as follows:

Section 5.1Books and Records; Notices.

(a)The Seller shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately all financial information received and all amounts paid or received under the Covered License Agreements in respect of the Purchased Royalties.

(b)Within three (3) Business Days after receipt by the Seller of (i) (x) notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Purchase and Sale Agreement, any of the other Transaction Documents, any Covered License Agreement, any transaction contemplated hereby or thereby or the Purchased Royalties (in any case other than any notice contemplated in Section 5.1(e)), or (ii) any other correspondence relating to the foregoing, the Seller shall (A) notify the Purchaser in writing of the receipt of such notice or correspondence and (B) provide the Purchaser with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, if such notice is in writing, furnish the Purchaser with a copy thereof and any materials reasonably related thereto.

(c)Subject to Sections 5.5 (a) and 5.5(b), following the completion of each calendar quarter during the term of this Purchase and Sale Agreement, within three (3) Business Days after the Seller receives a Royalty Report for such calendar quarter, the Seller shall deliver to the Purchaser a true, correct and complete copy of each report in respect of such completed calendar quarter.

(d)Subject to Sections 5.5(a) and 5.5(b), within three (3) Business Days after receipt by the Seller of any material written notice, certificate, offer, proposal, correspondence, report or other communication from the applicable Counterparty relating to any Covered License Agreement, the Intellectual Property Rights, the Purchased Royalties or any Licensed Product in the Territory (in any case, other than any notice contemplated by Section 5.1(b) or 5.1(e)), the Seller shall (i) notify the Purchaser in writing of the receipt thereof and provide the Purchaser with a written summary of all material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, furnish the Purchaser with a copy thereof.

(e)The Seller shall provide the Purchaser with written notice within three (3) Business Days after obtaining Knowledge of any of the following:

(i)the occurrence of any Bankruptcy Event in respect of the Seller;

(ii)any material breach or default by the Seller of or under any material covenant, agreement or other provision of any Transaction Document;

(iii)the Seller, any Counterparty or any other Third Party receiving any notice of audit or regulatory action by Regulatory Agency in the Territory relating to any of the Licensed Products or the Purchased Royalties;

(iv)any representation or warranty made by the Seller in this Purchase and Sale Agreement or any of the other Transaction Documents (or in any certificate delivered by the Seller to the Purchaser pursuant to this Purchase and Sale Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or

(v)the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)In addition to the quarterly Royalty Reports to be delivered to the Purchaser pursuant to Section 5.1(c), the Seller shall, on a quarterly basis, provide a written update to the Purchaser regarding the Purchased Royalties, which shall include without limitation (i) all material information and reports relating to the Exploitation of the Licensed Products in the Territory and (ii) the reports and other information received by the Seller pursuant to Section 4.2 of the Maruishi License Agreement and, subject to the occurrence of the First Milestone Closing Date, Section 5.3 of the Vifor License Agreement.  Upon the delivery of such quarterly update by the Seller to the Purchaser, either the Seller or the Purchaser may reasonably request to hold one videoconference for the purpose of discussing such quarterly update.  In addition to the foregoing, the Purchaser shall have the right, no more than once per calendar year, to request an in-person meeting at the Company’s office.  Any such videoconference or meeting shall be at a mutually agreeable reasonable date and time and shall include an executive officer of each of the Company, the Seller and the Purchaser.  Each of the Company, the Seller and the Purchaser shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.

(g)The Seller shall notify the Purchaser in writing not less than thirty (30) days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(h)The Seller shall notify the Purchaser in writing not more than thirty (30) days after becoming aware that any Tax may be required to withheld with respect to any payment under any Covered License Agreement or otherwise to the Purchaser pursuant to the Purchase and Sale Agreement.

Section 5.2Public Announcement.  No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Purchase and Sale Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide to the other Parties a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Party may propose or suggest; provided that a Party may freely make any public disclosure identical to a disclosure previously reviewed by the other Party in accordance with the foregoing clauses (a) and (b).  Notwithstanding the foregoing, the Purchaser understands and agrees that the Company intends to file with the SEC a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Purchase and Sale Agreement and the other Transaction Documents and some or all of the Transaction Documents as exhibits thereto or to another filing with the SEC, provided, that the Seller shall (a) provide to the Purchaser a draft of such filings with the SEC and (b) consider in good faith any comments or changes that the Purchaser may propose or suggest.  The Seller and the Purchaser shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be agreed upon by the Purchaser and the Seller.

Section 5.3Further Assurances.

(a)Subject to the terms and conditions of this Purchase and Sale Agreement, each Party shall use commercially reasonable efforts to execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Purchase and Sale Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Royalties to the Purchaser pursuant to this Purchase and Sale Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Royalties free and clear of all Liens (other than Liens under the Transaction Documents), (iii) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(d), and (iv) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Purchaser is a party.

(b)The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by any other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Purchased Royalties, but in all cases excluding any litigation brought by the Seller (for itself or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (in each case, for itself or on behalf of any Purchaser Indemnified Party) against the Seller.

(c)The Seller shall use its commercially reasonable efforts to comply in all material respects with all Applicable Laws with respect to the Transaction Documents, the Covered License Agreements and the Purchased Royalties, except where compliance therewith is being contested by the Seller in good faith by appropriate proceedings.

(d)The Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights).

(e)Promptly following the Closing, in accordance with the Contribution Agreement, the Company shall pay all commissions and broker’s fees owed to Armentum Partners by the Seller in connection with the transactions contemplated by this Purchase and Sale Agreement.

Section 5.4Payments on Account of the Purchased Royalties.

(a)If, notwithstanding the terms of the Payment Direction Letters and the Account Control Agreement, any Counterparty, any of its Affiliates, any of its sublicensees, or any other Person makes any future payment of the Purchased Royalties to the Seller or any of its Subsidiaries, then (i) such amount shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) promptly, and in any event no later than five (5) Business Days following the receipt by the Seller (or such Subsidiary) of such portion of such payment, shall remit such portion of such payment to the Purchaser Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements.

(b)All payments required to be made to the Purchaser pursuant to this Purchase and Sale Agreement shall be made by wire transfer of immediately available funds, without Set-off or deduction, to the account provided by the Purchaser in writing (or to such other account as the Purchaser shall notify the Seller in writing from time to time) (the “Purchaser Account”).

(c)If, notwithstanding the terms of the Payment Direction Letters and the Account Control Agreement, any Counterparty, any of its Affiliates, any of its sublicensees or any other Person makes any payment to the Purchaser that does not consist entirely of Purchased Royalties, then (i) the portion of such payment that does not constitute Purchased Royalties shall be held by the Purchaser in trust for the benefit of the Seller, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than three (3) Business Days following the receipt by the Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 5.4(d) in the exact form received with all necessary endorsements.

(d)The Purchaser shall make all payments required to be made by it to the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off or deduction to the account set forth on Exhibit H (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”).

(e)If any Counterparty takes any Set-off against the Purchased Royalties (other than for any prior overpayment of Purchased Royalties actually made to the Purchaser) for any liability, debt or other obligation that the Seller owes or allegedly owes to such Counterparty then the Seller shall cause the amount of such Set-off to be paid promptly (but in no event later than three (3) Business Days) following such Set-off to the Purchaser Account.  If such Counterparty subsequently makes a payment to the Purchaser in respect of a Set-off previously taken against the Purchased Royalties and the Seller previously made a payment to the Purchaser in the amount of such Set-off pursuant to the foregoing sentence, then the Purchaser shall promptly (but in no event later than three (3) Business Days) after the Purchaser receives such payment by such Counterparty, pay to the Seller the amount of such payment.

(f)The Seller shall promptly notify the Purchaser of any reduction or proposed reduction by Maruishi of the royalty rate applicable to Maruishi Royalties pursuant to Section 6.4(a) or 6.4(c) of the Maruishi License Agreement (a “Maruishi Rate Reduction”).

(g)[***].

(h)[***].

Section 5.5Covered License Agreements.

(a)The Seller (i) shall perform and comply with in all material respects its obligations under the Covered License Agreements, (ii) shall not, except with the Purchaser’s consent, (A) forgive, release or compromise any Purchased Royalties payable by the applicable Counterparty under any Covered License Agreement, or (B) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any Covered License Agreement in a manner that would adversely affect the Purchaser’s right under this Purchase and Sale Agreement (including the timing, amount or duration of the Purchased Royalties), (iii) shall not, except with the Purchaser’s consent, enter into any new contract, agreement or legally binding arrangement in respect of the Purchased Royalties, the Intellectual Property Rights with respect to the Exploitation of the Licensed Products in the Territory, or the Licensed Products in the Territory, and (iv) shall not agree to do any of the foregoing.  The Seller shall promptly (and in any case within five (5) Business Days after the occurrence of the applicable event) deliver to the Purchaser (i) copies of all fully-executed or definitive writings related to the matters set forth in clauses (ii), (iii) and (iv) of the immediately preceding sentence, and (ii) written notice of the occurrence of any of the matters set forth in clauses (iii) and (iv) above outside of the Territory.

(b)Except as otherwise expressly set forth in this ARTICLE V and except as otherwise consented to by the Purchaser, the Seller shall not grant or withhold any consent, exercise or waive any right or option, fail to exercise any right or option or deliver to any Counterparty any notice under any Covered License Agreement.  The Seller shall promptly (and in any case within five (5) Business Days) deliver to the Purchaser copies of all fully-executed or definitive writings related to the matters set forth in the immediately preceding sentence.

(c)Promptly (and in any case within five (5) Business Days) after (i) receiving (x) notice from any Counterparty, including any notice terminating any Covered License Agreement (in whole or in part), alleging any breach of or default under any Covered License Agreement by the Seller related to the Purchased Royalties, or any other material breach or default, or asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any Covered License Agreement by the Seller related to the Purchased Royalties, or any other material breach or default, or the right to terminate any Covered License Agreement (in whole or in part) by such Counterparty, or (y) any other correspondence relating to the foregoing; or (ii) the Seller otherwise has Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any Covered License Agreement by the Seller related to the Purchased Royalties, or any other material breach or default, or the right to terminate any Covered License Agreement (in whole or in part) by any Counterparty, in each case the Seller shall (A) (x) give written notice thereof to the Purchaser and provide the Purchaser with a written summary of all material details thereof, (y) to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, include a copy of any written notice received from such Counterparty, and (z) in the case of any such breach or default or alleged breach or default by the Seller, describe in reasonable detail any corrective action the Seller proposes to take in respect of such breach or default; and (B) in the case of any such breach or default or alleged breach or default by the Seller, use commercially reasonable efforts to cure such breach or default and give written notice to the Purchaser upon curing such breach or default; provided, however, that if the Seller fails to promptly cure any such breach or default, without limiting any other rights it may have, the Purchaser shall, upon written notice to the Seller and to the extent permitted by the Covered License Agreements, be entitled to take any and all actions the Purchaser considers reasonably necessary to promptly cure such breach or default, and the Seller shall cooperate with the Purchaser for such purpose and reimburse the Purchaser, promptly (but in no event later than three (3) Business Days) following demand, for all out-of-pocket costs and expenses incurred by the Purchaser in connection therewith.

(d)Promptly after the Seller obtains Knowledge of any actual or alleged breach of or default that relates to the Purchased Royalties or any other actual or alleged material breach of or default under any Covered License Agreement by the applicable Counterparty (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to any such breach of or default or the right to terminate any Covered License Agreement (in whole or in part) by the Seller, in each case the Seller shall promptly (but in any event within five (5) Business Days) give written notice thereof to the Purchaser and provide the Purchaser with a written summary of all material details thereof and act as mutually agreed to take such permissible actions (including commencing legal action against the Defaulting Party and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by the Defaulting Party with the relevant provisions of the applicable Covered License Agreement and to exercise any or all of the Seller’s rights and remedies, whether under such Covered License Agreement or by operation of law, with respect thereto.  If the Seller is required to act as directed by the Purchaser pursuant to this Section 5.5(d), then the Purchaser shall reimburse the Seller, promptly on demand, for all out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) incurred by the Seller in connection with the Seller’s actions and exercise of rights and remedies pursuant to clause (ii) of the immediately preceding sentence; provided, however, that such out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) shall be borne by the Seller if (x) such breach, default or termination event or alleged breach, default or termination event results from a breach of or default under any Covered License Agreement by the Seller or (y) the Seller acts without or contrary to the Purchaser’s direction.  The Purchaser shall, except to the extent prohibited by the obligations of confidentiality contained in the Covered License Agreements, have the right, at its sole cost and expense, to attend (or, if the Seller is required to act as directed by the Purchaser pursuant to this Section 5.5(d), participate in) any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, however, that the Purchaser shall have no such right to attend or participate, as applicable, if the exercise thereof would adversely affect the maintenance by the Seller of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a mutually acceptable joint defense agreement).  Notwithstanding anything to the contrary contained in this ARTICLE V, nothing herein shall prevent, restrict or limit the Purchaser from directly enforcing, at the Purchaser’s sole cost and expense, a Defaulting Party’s payment obligations in respect of the Purchased Royalties with counsel selected by the Purchaser in its sole discretion; provided, however, that the Seller shall, except to the extent prohibited by obligations of confidentiality contained in the Covered License Agreements, make available its relevant records and personnel to the Purchaser in connection with any such enforcement and provide reasonable assistance and authority to file and bring any legal action in connection therewith, including, if required, being joined as a party plaintiff, and the Purchaser shall reimburse the Seller, promptly on demand, for all out-of-pocket costs and expenses incurred by the Seller in connection therewith, (x) unless the Defaulting Party’s breach, default or termination event or alleged breach, default or termination event results from a breach of or default under any Covered License Agreement by the Seller or (y) the Seller acts without or contrary to the Purchaser’s direction in respect of any such breach or default or alleged breach or default (if the Seller is required to act as directed by the Purchaser pursuant to this Section 5.5(d)).

(e)Patent Prosecution, Enforcement and Defense.

(i)To the extent required or permitted by the applicable Covered License Agreements, the Seller shall (and shall cause the Company to), at the Seller’s expense, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently preserve and maintain the applicable Intellectual Property Rights in the Territory, including payment of maintenance fees or annuities.  In connection with any actions or decisions by the Seller not to act (or to cause the Company not to act) in respect of matters contemplated by the foregoing sentence, to the extent such action or decision would reasonably be expected to have a Material Adverse Effect, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, and the Seller shall, in good faith, give due consideration to any reasonable suggestions of, the Purchaser.

(ii)To the extent required or permitted by the applicable Covered License Agreements, the Seller shall (and shall cause the Company to), at the Seller’s expense, (A) diligently defend and enforce the applicable Intellectual Property Rights in the Territory against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (B) when available in respect of any applicable Licensed Product in the Territory, obtain patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration in any country in the Territory.  In connection with the Seller’s actions or decisions not to act in respect of matters contemplated by the foregoing sentence, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, if applicable, and, if applicable, allow the Purchaser sufficient time to issue instructions.  The Seller shall promptly (but in any event within five (5) Business Days) provide to the Purchaser a copy of any written notice or other documentation received in connection with any such legal action, suit or other proceeding, regardless of whether such legal action, suit or other proceeding occurs inside or outside of the Territory.

(iii)The Seller shall, except to the extent prohibited by obligations of confidentiality contained in the Covered License Agreements, promptly (but in any event within five (5) Business Days) after receipt thereof, provide to the Purchaser a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchaser with a copy of drafts of any written material proposed to be filed in response thereto.

(iv)The Seller shall not disclaim or abandon, or fail to take any Commercially Reasonable Action necessary or desirable to prevent the disclaimer or abandonment of, any Intellectual Property Rights in the Territory (and the Seller shall provide written notice to the Purchaser if it disclaims or abandons or fails to take any Commercially Reasonable Action necessary or desirable to prevent the disclaimer or abandonment of any Intellectual Property Rights outside of the Territory).

(f)Except in connection with any assignment by the Seller of its rights and a delegation by the Seller of its obligations under this Purchase and Sale Agreement pursuant to and in accordance with Section 10.4, the Seller shall not dispose of, assign or otherwise transfer, in whole or in part, any Covered License Agreement, the Purchased Royalties or any of the Seller’s right, title or interest in or to the applicable Intellectual Property Rights with respect to the Exploitation of the Licensed Products in the Territory (and the Seller shall provide written notice to the Purchaser if it takes any such action outside of the Territory).  The Seller shall not grant any Lien on the Intellectual Property Rights in the Territory or the License Agreements (and the Seller shall provide written notice to the Purchaser if it grants any such Lien outside of the Territory).

(g)The Parties shall bear their own costs and expenses in connection with the actions pursuant to this Section 5.5.

Section 5.6Termination of the Covered License Agreements.

(a)Without limiting the provisions of Section 5.5 or any other rights or remedies the Purchaser may have under this Purchase and Sale Agreement, if a Counterparty terminates or provides written notice of termination of a Covered License Agreement or a Covered License Agreement otherwise terminates (whether in whole or in part), in any case during the term of such Covered License Agreement, then the Seller shall, at the Purchaser’s request and direction, use Commercially Reasonable Efforts for a period of 180 days following such termination to negotiate a license with a Third Party with respect to the applicable Intellectual Property Rights for such Third Party to make, have made, use, import, offer for sale and sell the applicable Licensed Products for any purpose that the terminating Counterparty would have been permitted to make, have made, use, import, offer for sale and sell the applicable Licensed Products under the applicable Covered License Agreement, which license shall (i) become effective not earlier than the effective date of such termination, (ii) expire not later than the last day of the applicable royalty term under such Covered License Agreement (and, if such termination is only in part in respect of the applicable Licensed Product in a particular country (and not in whole), the applicable royalty term shall be such term that is applicable under the applicable Covered License Agreement for such applicable Licensed Product in such country) and (iii) include terms, conditions and limitations that are not materially less favorable to the

Seller, taking into account the sale of the Purchased Royalties pursuant to the Transaction Documents, than those contained in the Covered License Agreements, including with respect to obligations and costs imposed on the Seller, disclaimers of the Seller’s liability, intellectual property ownership and control and indemnification of the Seller (any such license, a “New Arrangement”).  The Seller shall consult and reasonably consider any comments from the Purchaser with respect to such negotiation of a New Arrangement.  If the Seller is unable to secure a New Arrangement within 180 days of the termination of the applicable Covered License Agreement (or such shorter period as the Seller and the Purchaser shall agree), then the Purchaser shall have the right to negotiate a New Arrangement on behalf of the Seller, and the Seller agrees to use Commercially Reasonable Efforts to cooperate and assist the Purchaser in connection with the Purchaser’s efforts pursuant to this sentence.

(b)Should the Seller or the Purchaser identify any New Arrangement pursuant to Section 5.6(a), the Seller agrees to exercise commercially reasonable efforts to promptly duly execute and deliver a new license agreement effecting such New Arrangement that satisfies the foregoing requirements.

(c)Each of the Seller and the Purchaser shall bear its own costs and expenses in connection with any New Arrangement.

Section 5.7Audits.

(a)The Seller shall not, without first consulting the Purchaser, cause an inspection or audit of any Counterparty’s books and records to be conducted pursuant to and in accordance with Section 6.10 of the Maruishi License Agreement and, subject to the occurrence of the First Milestone Closing Date, Section 6.8 of the Vifor License Agreement, as the case may be.  From time to time, but not more frequently than once per calendar year, the Purchaser may request the Seller to, and the Seller shall, cause an inspection or audit of any Counterparty’s books and records in respect of the Purchased Royalties to be conducted pursuant to and in accordance with Section 6.10 of the Maruishi License Agreement and, subject to the occurrence of the First Milestone Closing Date, Section 6.8 of the Vifor License Agreement, as the case may be.  For the purposes of exercising the Purchaser’s rights pursuant to this Section 5.7(a) in respect of the Maruishi License Agreement or the Vifor License Agreement, if applicable, the Seller shall appoint such public accounting firm of nationally recognized standing as the Purchaser shall select for such purpose (it being understood and agreed that any such public accounting firm shall, pursuant to Section 6.10 of the Maruishi License Agreement and Section 6.8 of the Vifor License Agreement, if applicable, be reasonably acceptable to Maruishi or Vifor, respectively).  The Seller and the Purchaser agree that all of the expenses of, and amounts payable to Maruishi or Vifor, as the case may be, as a result of any inspection or audit carried out at the request of the Purchaser pursuant to this Section 5.7(a) that would otherwise be borne by the Seller pursuant to the applicable License Agreement shall instead be borne by the Purchaser and reimbursed to the Seller promptly on demand, including such reasonable fees and expenses of such public accounting firm as are to be borne by the Seller pursuant to Section 6.10 of the Maruishi License Agreement and Section 6.8 of the Vifor License Agreement, as the case may be, together with the Seller’s out-of-pocket costs and expenses incurred in connection with such inspection or audit; provided that the Purchaser shall be reimbursed by the Seller for any such fees and expenses to the extent the Seller is entitled to receive reimbursement from Maruishi or Vifor, as the case may be; provided, further, that for the avoidance of doubt, any audit caused by the Seller pursuant to the first sentence of this Section 5.7(a) shall not be deemed to be carried out at the request of the Purchaser and the Purchaser shall have no obligation to reimburse the Seller, pursuant to this sentence, for any fees, costs or expenses incurred by the Seller in connection therewith; provided, further, that for the avoidance of doubt, this Section 5.7(a) shall apply to the Vifor License Agreement only from and after the First Milestone Closing Date.  The Seller shall, to the extent not prohibited by obligations of confidentiality contained in the License Agreement pursuant to which an inspection or audit in respect of the Purchased Royalties is conducted, promptly (but in no event later than five (5)

Business Days) furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit.

(b)In the event that any inspection or audit conducted pursuant to Section 5.7(a) uncovers that the amounts actually paid to the Purchaser for any period in respect of the Purchased Royalties were greater than the amounts that should have been paid to the Purchaser for such period in respect of the Purchased Royalties, the Purchaser shall cause the amount of such overpayment to be paid to the applicable Counterparty promptly (but in no event later than three (3) Business Days) after delivery to the Purchaser, pursuant to Section 5.7(a), of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment.  In the event that any inspection or audit conducted pursuant to Section 5.7(a) uncovers that the amounts actually paid to the Purchaser for any period in respect of the Purchased Royalties were less than the amounts that should have been paid to the Purchaser for such period in respect of the Purchased Royalties, the Seller shall cooperate and provide assistance as reasonably requested by the Purchaser to cause the amount of such underpayment to be paid to the Purchaser by the applicable Counterparty in accordance with the timeframe set forth in the applicable License Agreement promptly after delivery to the Purchaser, pursuant to Section 5.7(a), of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

Section 5.8Tax Matters.

(a)All payments to the Purchaser under this Purchase and Sale Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by Applicable Law; provided that if any deduction or withholding for or on account of any Purchaser Indemnified Tax is required by Applicable Law to be made, and is made, by any applicable withholding agent in respect of any payment to the Purchaser under this Purchase and Sale Agreement, then the Seller shall, within five (5) Business Days after such deduction or withholding is made, make a payment to the Purchaser so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 5.8(a)), the Purchaser receives an amount equal to the amount that it would have received had no withholding of such Purchaser Indemnified Taxes been made.

(b)The Seller shall notify the Purchaser in writing promptly (but in no event later than five (5) Business Days) following the receipt of any written notification by any Counterparty or by an Affiliate of such Counterparty that such Counterparty intends to make any Permitted Tax Withholding.  The Parties shall cooperate reasonably and in good faith to reduce or eliminate any such Permitted Tax Withholding, including by providing to the applicable withholding agent certificates and such other information that is necessary to establish an exemption or reduction from such Permitted Tax Withholding that the payee is legally eligible to deliver.  In addition, the Seller shall, upon the reasonable request of the Purchaser and at the Purchaser’s expense, reasonably cooperate with the Purchaser and use its commercially reasonable efforts to make such filings and take such other actions as may be reasonably necessary and specified by the Purchaser in order to allow an exemption from or reduction of any Permitted Tax Withholding.

(c)The Parties agree not to take any position that is inconsistent with the provisions of Section 2.1(b) on any Tax return or in any Tax audit or other administrative or judicial proceeding unless required by Applicable Law or the good faith resolution of a tax audit or other tax proceeding.  If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to the treatment described in Section 2.1(b), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner that is consistent with Section 2.1(b).

Section 5.9Existence.  The Seller shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.9 shall prohibit the Seller from entering into any merger or consolidation with, or selling or otherwise transferring all or substantially all of its assets to, any other Person if the Seller is the continuing or surviving entity or if the surviving or continuing or acquiring entity assumes (either expressly or by operation of law) all of the obligations of the Seller under the Transaction Documents), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would reasonably be expected to have a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Purchase and Sale Agreement, and (d) comply with its organizational documents, except, in the case of this clause (d), for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.  The Purchaser acknowledges and agrees (to the maximum extent permitted under Applicable Law), that it shall not, and shall not cause any other Person to, petition for the bankruptcy of the Seller.

Section 5.10Payment Direction Letters.  At the Closing, the Seller and the Company shall deliver to Maruishi a duly executed Payment Direction Letter in accordance with the notice provisions of the Maruishi License Agreement and also by e-mail (with the Payment Direction Letter attached thereto as a PDF attachment), and such e-mail shall include a request that Maruishi confirm receipt thereof by e-mail reply.  On the First Milestone Closing Date, the Seller and the Company shall deliver to Vifor a duly executed Payment Direction Letter in accordance with the notice provisions of the Vifor License Agreement and also by e-mail (with the Payment Direction Letter attached thereto as a PDF attachment), and such e-mail shall include a request that Vifor confirm receipt thereof by e-mail reply  The Seller shall not amend any Payment Direction Letter or deliver any subsequent payment direction or instruction letter to a Counterparty without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

Section 5.11Additional Covenants of the Seller. The Seller shall:

(a)only enter into contracts in its own name as a legal entity separate from the owners of its Equity Interests and from any other Person;

(b)not commingle its assets with assets of any other Person, except in connection with, and for the limited purposes of, the Lockbox Account, except to the extent expressly permitted under the Contribution Agreement;

(c)conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence, except, in each case, to the extent expressly permitted under the Contribution Agreement;

(d)maintain separate books and records, showing its assets and liabilities separate and apart from those of any other person and not have its assets listed on any financial statement of any other person; provided, however, that the Seller’s assets may be included in consolidated financial statements of the Company in conformity with the applicable provisions of GAAP (provided that such assets are also listed on the Seller’s own separate balance sheet);

(e)pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not prohibit the payment of liabilities and expenses by the Company on behalf of the Seller so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;

(f)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; and

(g)cause the representatives of the Seller to act at all times with respect to the Seller consistently and not in a manner opposed to the foregoing.

Section 5.12 Amendment to Disclosure Schedule.  At least five (5) Business Days prior to the anticipated First Milestone Closing Date, the Seller shall deliver to the Purchaser amendments to the Disclosure Schedule with respect to any event or matter which occurs after the Closing Date in respect of a First Milestone Closing Date Representation, if any, or confirm in writing that the Seller makes no amendments to the Disclosure Schedule in respect of a First Milestone Closing Date Representation.  With respect to any amendment of the Disclosure Schedule (and the underlying events with respect to such disclosure), if such disclosure and underlying event would constitute or reasonably be expected to result in a Material Adverse effect, the Purchaser shall have the right to terminate this Agreement with respect to the Vifor Royalties.  If the Purchaser does not exercise its right to terminate this Agreement with respect to the Vifor Royalties within the five (5) Business Day period preceding the anticipated First Milestone Closing Date, the Purchaser shall be deemed to have waived such right with respect to such event or matter and the First Milestone Closing Date Representation shall be deemed to have been qualified as set forth in the amended Disclosure Schedule for purposes of satisfying the conditions to the First Milestone Closing Date set forth in Section 6.5.

ARTICLE VI

THE CLOSING

Section 6.1Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern Standard Time, on the date hereof, subject to the conditions set forth in Sections 6.2 and 6.3 being satisfied (the “Closing Date”) by electronic exchange of signatures, or on such other date, at such other time or at such other place, in each case as the Parties mutually agree.

Section 6.2Closing Deliverables of the Seller and the Company.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(a)a counterpart signature page to the Closing Date Bills of Sale, each duly executed by the Seller and the Company, as applicable;

(b)a counterpart signature page to each of the Maruishi Payment Direction Letter duly executed by each of the Seller and the Company;

(c)an opinion of Cooley LLP, counsel to the Seller, in form and substance reasonably satisfactory to the Purchaser;

(d)a duly executed certificate of an executive officer of the Seller dated as of the Closing Date and (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller and (y) resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller’s jurisdiction of organization, stating that the Seller is in good standing under the laws of such jurisdiction;

(e)a counterpart signature page to the Contribution Agreement duly executed by each of the Seller and the Company;

(f)a counterpart signature page to the License Agreement duly executed by each of the Seller and the Company;

(g)a counterpart signature page to the Equity Pledge Agreement duly executed by the Company;

(h)UCC-1 financing statements to evidence and perfect the sale, assignment, transfer, conveyance and grant of the Maruishi Royalties pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d); and

(i)duly executed IRS Form W-9s from each of the Company and the Seller certifying that such Party is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

Section 6.3Closing Deliverables of the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

(a)a counterpart signature page to the Closing Date Bill of Sale – Purchaser, duly executed by the Purchaser;

(b)a counterpart signature page to the Equity Pledge Agreement, duly executed by the Purchaser;

(c)the Initial Closing Payment in accordance with Section 2.2(a);

(d)a duly executed IRS Form W-9 from the Purchaser certifying it is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding; and

(e)a  duly executed certificate of an executive officer of the Purchaser dated as of the Closing Date and setting forth the incumbency of the officer or officers of the Purchaser who have executed and delivered the Transaction Documents to which the Purchaser is a party, including therein a signature specimen of each such officer or officers.

Section 6.4Lockbox Account; Account Control Agreement.

(a)The Seller will establish the Lockbox Account within ten (10) Business Days of the Closing Date for the purpose of depositing all payments to be made by any Counterparty pursuant to each Covered License Agreement, which payments shall include all Purchased Royalties payable to the Purchaser pursuant to this Purchase and Sale Agreement.

(b)[Reserved].

(c)The Seller shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Lockbox Account when such fees, charges and expenses are due.  The Seller agrees that all Purchased Royalties deposited into the Lockbox Account are to be held in trust for the benefit of the Purchaser, and that the Seller disclaims and waives any claim or interest in such Purchased Royalties, so that the Purchaser may be assured of receiving the Purchased Royalties owned by the Purchaser.

(d)Prior to the Royalty Termination Date, the Seller shall have no right to terminate the Lockbox Account without the Purchaser’s prior written consent.

(e)The Seller hereby grants and pledges to the Purchaser, as security for its obligations created hereunder, a first priority security interest in and to all of the Seller’s right, title and interest in and the Lockbox Account and all funds deposited therein.

Section 6.5First Milestone Closing Conditions.  On the First Milestone Closing Date, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(a)a counterpart signature page to the First Milestone Closing Date Bills of Sale, each duly executed by the Seller and the Company, as applicable;

(b)a counterpart signature page to each of the Vifor Payment Direction Letter duly executed by each of the Seller and the Company;

(c)a duly executed certificate of an executive officer of the Seller dated as of the First Milestone Closing Date and (i) attaching (A) evidence of the First Milestone Event reasonably satisfactory to the Purchaser [***], (ii) certifying that no Material Adverse Effect shall have occurred and (iii) certifying that the First Milestone Closing Date Representations, as amended pursuant to Section 5.12, if applicable, are true, correct and complete in all respects;

(d)UCC-1 financing statements to evidence and perfect the sale, assignment, transfer, conveyance and grant of the Vifor Royalties pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(e); and

(e)an opinion of Cooley LLP, counsel to the Seller, in form and substance reasonably satisfactory to the Purchaser.

Section 6.6Second Milestone Closing Conditions.   The obligation of the Purchaser to make the Second Milestone Payment pursuant to Section 2.2(c), shall be subject to the satisfaction of the following conditions, as of the Second Milestone Closing Date, any of which may be waived by the Purchaser in its sole discretion: (i) the Seller shall have provided evidence of the Second Milestone Event reasonably satisfactory to the Purchaser; and (ii) no Material Adverse Effect shall have occurred; and the Seller shall have provided to the Purchaser a certificate dated as of the Second Milestone Closing Date and executed by an officer of the Seller expressly confirming that this condition has been met.

ARTICLE VII

INDEMNIFICATION

Section 7.1Indemnification by the Seller.  The Seller agrees to indemnify and hold harmless the Purchaser and its Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Seller or the Company in any of the Transaction Documents or in any certificate delivered by the Seller or the Company to the Purchaser in writing pursuant to this Purchase and Sale Agreement, (b) any breach of or default under any covenant or agreement of the Seller or the Company in any of the Transaction Documents or License Agreements, (c) any Excluded Liabilities and Obligations or (d) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Seller or the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement.  Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand.

Section 7.2Indemnification by the Purchaser.  The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents or any certificate delivered by the Purchaser to the Seller in writing pursuant to this Purchase and Sale Agreement, (b) any breach of or default under any covenant or agreement of the Purchaser in any Transaction Document to which the Purchaser is a party or (c) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement.  Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.

Section 7.3Procedures for Third Party Claims.  If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this ARTICLE VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party.  It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional, full written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing obligations or restrictions other than customary and reasonable confidentiality obligations relating to such claim, settlement or compromise.

Section 7.4Other Claims.  A claim by an indemnified party under this ARTICLE VII for any matter not involving a Third Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses.  For all purposes of this Section 7.4, the Seller shall be entitled to deliver such notice of demand to the Purchaser on behalf of the Seller Indemnified Parties, and the Purchaser shall be entitled to deliver such notice of demand to the Seller on behalf of the Purchaser Indemnified Parties.

Section 7.5Survival.  All representations, warranties and covenants made in this Purchase and Sale Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing.  The rights hereunder to indemnification, payment of Losses or other remedies based on any such representation, warranty or covenant shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Purchase and Sale Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 7.6Remedies.  Except in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct and except as set forth in Section 10.2 or in the other Transaction Documents, (a) the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Purchase and Sale Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document and (b) the Purchaser acknowledges and agrees that the Purchaser, together with its Affiliates and representatives, has made its own investigation of the Purchased Royalties and the Transferred Assets and the transactions contemplated by the Transaction Documents and is not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Purchased Royalties, or as to the creditworthiness of any Counterparty (or any of their respective Affiliates).

Section 7.7Limitations.  Notwithstanding anything in this Purchase and Sale Agreement to the contrary, (a) in no event shall any Seller Indemnified Party or the Purchaser Indemnified Party have any liability for, or Losses be deemed to include, any special, punitive or exemplary damages, or any lost profits, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or the Purchaser Indemnified Party in connection with this Purchase and Sale Agreement any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except to the extent any such damages are actually paid to a Third Party in accordance with Section 7.3 and (b) the Seller’s aggregate liability under Section 7.1 shall in no event exceed an amount equal to (1) the Hard Cap Amount, minus (2) the Total Net Amount,  minus (3) the aggregate amount collected or received by the Purchaser (and any direct or indirect transferee of the Purchaser to whom any interest in the Purchased Royalties is transferred) pursuant to the exercise of its rights under Section 7.1 (without duplication of any amounts received pursuant to clause (2)).  Notwithstanding the foregoing, the limitations set forth in this Section 7.7 shall not apply to any claim for indemnification hereunder in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. The Parties acknowledge and agree that (a) the Purchaser’s Losses, if any, for any indemnifiable events under this Purchase and Sale Agreement will typically include Losses for Purchased Royalties that the Purchaser was entitled to receive in respect of its ownership of the Purchased Royalties but did not receive timely or at all due to such indemnifiable event and (b) subject to this Section 7.7, the Purchaser shall be entitled to make indemnification claims for all such missing or delayed Purchased Royalties that the Purchaser was entitled to receive in respect of its ownership of the Purchased Royalties as Losses hereunder (which claims shall be reviewed and assessed by the Parties in accordance with the procedures set forth in this ARTICLE VII), and such missing or delayed Purchased Royalties shall not be deemed special, punitive or exemplary damages, or lost profits for any purpose of this Purchase and Sale Agreement.

Section 7.8Tax Treatment of Indemnification Payments.  For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE VII will be treated as an adjustment to the Investment Amount for all Tax purposes to the fullest extent permitted by Applicable Law.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1Confidentiality.  Except as provided in this ARTICLE VIII or otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Purchase and Sale Agreement and until the tenth (10th) anniversary of the date of termination of this Purchase and Sale Agreement, each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Purchase and Sale Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement or this Purchase and Sale Agreement, including the terms of this Purchase and Sale Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Purchase and Sale Agreement, in each case as evidenced by written records (provided that if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source to the knowledge of the Receiving Party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b)is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Purchase and Sale Agreement; or

(c)was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Purchase and Sale Agreement.

Section 8.2Termination of Confidentiality Agreement.  Effective upon the date hereof, the Existing Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.

Section 8.3Permitted Disclosure.  In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a governmental or regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Purchased Royalties or this Purchase and Sale Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of the Seller, any party evaluating the acquisition of any portion of the Purchased Royalties that are not included in the Purchased Royalties), and their respective directors, employees, contractors and agents; provided that such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article VIII. Further, notwithstanding anything contained in this Article VIII to the contrary, the Seller may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to the Seller’s obligations set forth in Section 5.2.

Section 8.4Other Relevant Obligations.  In addition to, and without limiting, the Purchaser’s obligations under this Article VIII, the Purchaser shall fully comply with any confidentiality obligations of the Seller or any of its Affiliates under the Maruishi License Agreement and the Vifor License Agreement that are applicable to the Confidential Information.

ARTICLE IX

TERMINATION

Section 9.1Termination of Agreement.  This Purchase and Sale Agreement shall terminate on the earlier of (a) the Royalty Termination Date and (b) mutual written agreement of the Purchaser and the Seller.

Section 9.2Effect of Termination.  Upon the termination of this Purchase and Sale Agreement pursuant to Section 9.1, this Purchase and Sale Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of Section 5.2, ARTICLE VII, ARTICLE VIII, this ARTICLE IX and ARTICLE X shall survive such termination and shall remain in full force and effect, (b)

if, upon the termination of this Purchase and Sale Agreement, any Purchased Royalties or other amounts are payable to the Purchaser, this Purchase and Sale Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.2) solely for that purpose, and (c) nothing contained in this Section 9.2 shall relieve any Party from liability for any breach of this Purchase and Sale Agreement that occurs prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1Specific Performance.  Each Party acknowledges and agrees that, if it fails to perform any of its obligations under any of the Transaction Documents, the other Parties will have no adequate remedy at law.  In such event, each Party agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.

Section 10.2Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by e-mail with a confirmation of receipt, addressed to the recipient as follows:

if to the Seller, to:

CARA ROYALTY SUB, LLC
c/o Cara Therapeutics, Inc.
4 Stamford Plaza

107 Elm Street, 9th Floor

Stamford, CT 06902
Attention: Chief Executive Officer; General Counsel
Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004
Attention: Michael Tollini
Email:[***]

if to the Purchaser, to:

300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Clarke Futch
Email: clarke.futch@hcroyalty.com

with copy to (which shall not constitute notice):

300 Atlantic Street, Suite 600
Stamford, CT 06901

Attention: Timothy Bryant; Anthony Rapsomanikis
Email: tim.bryant@hcrx.com; anthony.rapsomanikis@hcrx.com; royalty-legal@hcrx.com

and

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Conor F. Larkin; Andrew R. Mariniello
Email: conor.larkin@morganlewis.com; andrew.mariniello@morganlewis.com

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3Successors and Assigns.  The Seller shall not be entitled to assign any of its rights or delegate any of its obligations under this Purchase and Sale Agreement without the prior written consent of the Purchaser, (i) subject to the proviso in clause (a) of Section 5.9 and (ii) provided that consent shall not be required for an acquisition of all or substantially all assets of the Seller as contemplated pursuant to the proviso in the second sentence of Section 2.3. The Purchaser may, without the consent of the Seller, assign any of its rights and delegate any of its obligations under this Purchase and Sale Agreement without restriction to any entity or entities other than a Competitor; provided that in connection with any such assignment the Seller shall be provided with an IRS Form W-9 or applicable IRS Form W-8, as appropriate, with respect to such assignee.  Each Party shall give written notice to the other Parties of any assignment permitted by this Section 10.3 promptly (but in any event within five (5) Business Days) after the occurrence thereof.  The Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.  Any purported assignment of rights or delegation of obligations in violation of this Section 10.3 will be void.  Subject to the foregoing, this Purchase and Sale Agreement will apply to, be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties.

Section 10.4Independent Nature of Relationship.  The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates.  This Purchase and Sale Agreement is not a partnership or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes.  The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 10.5Entire Agreement.  This Purchase and Sale Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Purchase and Sale Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by any Party.

Section 10.6Governing Law.

(a)THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, Borough of Manhattan, for purposes of any claim, action, suit or proceeding arising out of this Purchase and Sale Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and agrees that all claims in respect thereof shall be heard and determined only in such courts.  Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan, and agrees not to bring any such claim, action, suit or proceeding in any other court.  Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum.  Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Each Party acknowledges and agrees that this Section 10.6(b) constitutes a voluntary and bargained-for agreement between the Parties.

(c)The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 10.6(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 10.2.  Nothing in this Purchase and Sale Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.  Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.7Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 10.8Severability.  If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.9Counterparts.  This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Purchase and Sale Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.

Section 10.10Amendments; No Waivers.  Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.11No Third Party Rights.  Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Purchase and Sale Agreement or any of the other Transaction Documents.  This Purchase and Sale Agreement may be amended or terminated, and any provision of this Purchase and Sale Agreement may be waived, without the consent of any Person who is not a Party.  The Seller shall enforce any legal or equitable right, remedy or claim under or with respect to this Purchase and Sale Agreement for the benefit of the Seller Indemnified Parties and the Purchaser shall enforce any legal or equitable right, remedy or claim under or with respect to this Purchase and Sale Agreement for the benefit of the Purchaser Indemnified Parties.

Section 10.12Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the day and year first written above.

SELLER:

CARA ROYALTY SUB, LLC, a Delaware limited liability company

By:	/s/ Christopher Posner
Name: Christopher Posner
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

HCRX INVESTMENTS HOLDCO, L.P.
By:	HCRX Master GP, LLC, its general partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman and Chief Executive Officer

HEALTHCARE ROYALTY PARTNERS IV, L.P.
By:	HealthCare Royalty GP IV, LLC, its general partner

By:	/s/ Clarke B. Futch _
Name: Clarke B. Futch
Title: Managing Partner